Exhibit 99.2

News Release

Newell Brands Announces Board Refreshment with

Three New Independent Directors

New Directors Provide Consumer Products Leadership Expertise and

Track Records of Creating Value for Shareholders

HOBOKEN, NJ – February 22, 2018 – Newell Brands (NYSE: NWL) (the “Company” or “Newell Brands”) today announced a significant refreshment of its Board of Directors with the appointment of two new independent directors, effective immediately: James R. Craigie and Debra A. Crew. Additionally, the Company intends to nominate Judith A. Sprieser to the Board of Directors at the Company’s 2018 Annual Meeting of Shareholders.

About the new directors:

•	James Craigie, the Non-Executive Chairman and former Chief Executive Officer of Church & Dwight and a recognized leader in consumer brands with deep brand building experience and a long track record of value creation over ten years as CEO of Church & Dwight;

•	Debra Crew, the former Chief Executive Officer of Reynolds American and a seasoned packaged goods operating executive, who brings a broad range of experience in branding, marketing, operations and strategy at some of the world’s leading consumer products companies; and

•	Judith Sprieser, a founder and the former Chief Executive Officer of Transora, who has decades of experience in both financial and operations management of consumer packaged goods companies.

“With today’s Board refreshment we believe Newell Brands is even more strongly positioned to accelerate our transformation plan and evolve our business for the future,” said Michael Polk, Newell Brands Chief Executive Officer. “In addition to a diversity of perspectives and experiences, these new directors will bring to the Board international operations and financial management experience in our industry, knowledge of innovation-planning processes and success in growing global consumer brands across a variety of channels, including e-commerce. Their collective expertise will serve us well as we continue to execute on our strategic initiatives. We are confident that we have the right plan—and the right team—to deliver results and enhance value for our shareholders.”

“These three independent directors have distinguished track records as value creators and as experienced leaders,” said Michael T. Cowhig, Chairman of the Board. “The appointment and nomination of these directors reflects our commitment to continuously reviewing the Board’s capabilities and ongoing refreshment, and is a decisive action to improve the company’s performance and further unlock value in a fast-changing environment. On behalf of the Newell Brands Board, I look forward to working with Jim, Debra and Judy as we work to improve financial and operational performance and deliver on our value enhancement strategy.”

Board Refreshment Process

These actions are part of Newell Brands’ ongoing refreshment process on behalf of shareholders designed to build a Board with the best mix of skills, expertise and experience to support the Newell Brands’ leadership team in accelerating shareholder value creation.

With these immediate changes, and the expected election of Ms. Sprieser at the 2018 Annual Meeting of Shareholders, the Newell Brands Board of Directors will include 5 directors who are current or former CEOs or CFOs. Collectively, the Newell Brands Board will have a broad range of experience in global leadership, supply chain management, finance, marketing, global brand management, product development, internet and mobile media business, consumer retail, manufacturing, and other areas important to Newell Brands’ business.

News Release

About James R. Craigie

James R. Craigie is Non-Executive Chairman and the former Chief Executive Officer of Church & Dwight Co., Inc., a developer and marketer of a broad range of household and personal care consumer products and specialty products. Previously, he was the President and Chief Executive Officer of Spalding Sports and held various senior management positions with Kraft Foods for 15 years. Prior to joining Kraft, Mr. Craigie served for six years as an officer with the U.S. Navy/Department of Energy working for Admiral Rickover. Mr. Craigie is a graduate of the University of Rochester and holds an MBA from Harvard University where he was a Baker Scholar. Mr. Craigie also serves on the Board of Directors of Bloomin’ Brands as Lead Independent Director.

About Debra A. Crew

Debra A. Crew is the former Chief Executive Officer of Reynolds American. Before joining Reynolds, Ms. Crew spent five years at Pepsi, where she served as President, North America Nutrition, as President, PepsiCo Americas Beverages, and as President, Western Europe. Prior to her tenure with PepsiCo, Ms. Crew held positions of increasing responsibility at Kraft Foods, Nestlé S.A. and Mars, Inc. from 1997 to 2010. Ms. Crew is a graduate of the University of Denver, earned an MBA from the University of Chicago and previously served as an officer in the U. S. Army. Ms. Crew serves on the Boards of Stanley, Black & Decker, Inc. and Mondēlez International.

About Judith A. Sprieser

Judith A. Sprieser served until March 2005 as Chief Executive Officer of Transora, Inc., one of the first business-to-business marketplaces for global consumer packaged goods companies, which she led the development of in 2000. Previously, Ms. Sprieser was an Executive with Sara Lee Corporation from 1987 to 2000, serving as Chief Executive Officer of Sara Lee’s Food Group from 1999 to 2000, Chief Financial Officer of Sara Lee Corporation from 1995 to 1999, and other operating and financial positions prior to that. Ms. Sprieser earned a Bachelor of Arts degree and an MBA from Northwestern University. She currently serves as Lead Independent Director of The Allstate Corporation, and as a Director and Audit Committee Chair of InterContinentalExchange, Inc. and Reckitt Benckiser plc where she chaired the Remuneration Committee. Ms. Sprieser is also a Trustee of Northwestern University.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Additional Information

In connection with Newell Brands’ 2018 Annual Meeting of Shareholders, Newell Brands will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to the shareholders of record entitled to vote at the 2018 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. When filed with the SEC, the definitive proxy statement and WHITE proxy card will also be mailed to shareholders of record. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Newell Brands at its website, www.newellbrands.com, or through a request in writing sent to Newell Brands at 221 River Street, Hoboken, New Jersey, 07030, Attention: General Counsel.

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Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting. Certain information concerning certain of these participants is set forth in the Company’s definitive proxy statement, dated March 30, 2017, for its 2017 annual meeting of shareholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated August 24, 2017, January 21, 2018 and February 16, 2018, as filed with the SEC on Form 8-K. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Caution Concerning Forward-Looking Statements

Statements in this press release, other than those of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that the Company will complete any or all of the potential transactions, and other initiatives referenced in this release. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	uncertainties regarding future actions that may be taken by Starboard in furtherance of its stated intention to nominate director candidates for election at Newell Brands’ 2018 Annual Meeting;

•	potential operational disruption caused by Starboard’s actions that may make it more difficult to maintain relationships with customers, employees or suppliers;

•	the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of the Company’s customers;

•	the Company’s ability to improve productivity, reduce complexity and streamline operations;

•	the Company’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to the Company’s substantial indebtedness, potential increases in interest rates or changes in the Company’s credit ratings;

•	the Company’s ability to effectively accelerate its transformation plan and explore and execute its strategic options;

•	the Company’s ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

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•	changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to the Company’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of the Company’s key information technology systems or related controls;

•	future events that could adversely affect the value of the Company’s assets and require impairment charges;

•	the impact of United States or foreign regulations on the Company’s operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	the Company’s ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to the Company’s pension plans; and

•	other factors listed from time to time in the Company’s filings with the SEC including, but not limited to, the Company’s most recent Annual Report on Form 10-K.

The information contained in this press release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts:

Investors:	Media:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and Corporate	Director, External
Communications	Communications
+1 (201) 610-6857	+1 (551) 574-8031
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

or

Joele Frank / Jim Golden / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
+1 (212) 355-4449
ETrissel@joelefrank.com